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                                                                   Exhibit 2.3
                                  AGREEMENT

     This Agreement is made this 16th day of September, 1995, by and between BANCFIRST, an Oklahoma banking corporation, and WILLIAM O. JOHNSTONE ("Johnstone").

                                R E C I T A L S:

     BancFirst simultaneously herewith has entered into an Agreement and Plan of Reorganization, pursuant to which BancFirst will acquire (the "Acquisition") all of the outstanding shares of common stock of City Bankshares, Inc. ("CBI").

     Johnstone has important and valuable contacts and relationships, both personally and in the business community. Johnstone, as Chairman of the Board of Directors and Chief Executive Officer of CBI and its subsidiary, City Bank & Trust, Oklahoma City, Oklahoma ("City Bank"), has been the key person responsible for initiating, developing, and maintaining City Bank's relationships with customers, both retail and commercial, and both borrowers and depositors. Johnstone has also been responsible for causing City Bank to establish, develop, and expand its goodwill and banking reputation in the Oklahoma City MSA and is the primary cause of the creation of City Bank's valuable banking franchise. In the Acquisition, BancFirst will acquire ownership of CBI and City Bank and intends to pay for, acquire, and realize the value of City Bank and its relationships and franchises. However, on the date of the Acquisition (the "Acquisition Date"), Johnstone will cease to be an officer and director of CBI and City Bank. Therefore, in order for BancFirst to realize value from the Acquisition, BancFirst has required as a condition to the Acquisition that Johnstone enter into this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties hereto agree as follows:

     1. PROHIBITED AFFILIATIONS. For a period of four (4) years following the Acquisition Date, Johnstone shall not serve as an officer, director, employee, or consultant of, or control directly or indirectly five percent (5%) or more of the stock or other equity interest in or voting power of, any financial institution having an office in the Oklahoma City MSA (which for purposes of this Agreement shall include all of Logan, Canadian, Cleveland, McClain, Oklahoma, and Pottawatomie Counties); provided however, that following the expiration of two (2) years from the Acquisition Date, Johnstone shall be permitted to serve as a consultant for a financial institution in the Oklahoma City MSA so long as his status or activities do not violate any other provision of this Agreement. For all purposes under this Agreement, a financial institution includes (i) a broker-dealer firm, (ii) a trust Company, and (iii) any bank, savings bank, savings and loan, credit

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union, or other similar type regulated financial institution which makes loans and accepts deposits.

     2. PROHIBITED ACTIVITIES. For a period of four (4) years from the Acquisition Date, Johnstone (i) shall not, either directly or indirectly, canvass or solicit any banking business from any person or entity who is then a City Bank customer or whom Johnstone has reason to believe may be a City Bank customer prospect, or (ii) disclose to any financial institution the name of any such City Bank customer or prospect for the purpose of soliciting banking business from that customer or customer prospect, or (iii) disclose to any financial institution any confidential information regarding the business or customers of City Bank for the purpose of allowing that financial institution to use such information to compete with City Bank. For these purposes, confidential information shall be any information which is material, proprietary to City Bank, and is not otherwise available in the public domain. It is anticipated that following the Acquisition Date, Johnstone will have an interest in C-Teq, Inc., which is engaged in the business of check processing and data processing. It is possible that the range of services provided by C-Teq, Inc. may later be expanded, and Johnstone may become involved with companies engaged in businesses similar or related to those of C-Teq, Inc. Those activities will not be prohibited hereunder so long as C-Teq, Inc. or any other such entity with whom Johnstone is involved is not a financial institution.

     3. SERVICES. Johnstone agrees that following the Acquisition Date, Johnstone will advise and consult with BancFirst in connection with the transition of ownership of CBI and City Bank. This transition will involve both employees of CBI and City Bank as well as customers of City Bank. Then, for a period of' four (4) years following the Acquisition Date, Johnstone shall:

         (i) promote the goodwill and business reputation of BancFirst through his business, personal, and social contacts and relationships;

         (ii) advise and consult with respect to the integration of the City Bank franchise into the BancFirst franchise;

         (iii) advise and consult with BancFirst with respect to matters of technology and operations about which Johnstone may have special knowledge; and

         (iv) do such other things as may be mutually agreed upon between the parties.

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All of the foregoing services to be performed by Johnstone will be performed in such a manner, at such times, and upon such terms as will be mutually agreed upon between BancFirst and Johnstone. Johnstone will spend such time in performing these services as is reasonable and appropriate, taking into account the time he is expected to spend with respect to his other employment, business, investment, charitable, social, civic, and family activities. Further, Johnstone shall not be required to expend any personal funds or resources in connection with the performance of these services. However, Johnstone shall not be entitled to be reimbursed for any expenses incurred by him in connection with the performance of these services without the approval of BancFirst. Finally, in the event that there occurs any material change in the ownership, business, financial condition, or reputation of BancFirst, which could be expected to legitimately affect Johnstone's willingness and good conscience in performing the services described in this Section 3, then to that extent Johnstone shall be relieved of his obligation to perform those services.

     4. ENFORCEABILITY. One of the purposes in the negotiation and execution of this Agreement has been to limit the right of Johnstone to compete with BancFirst only to the extent necessary to protect BancFirst from unfair competition and to permit BancFirst to enjoy the consideration received by BancFirst in the Acquisition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, it is agreed that if the scope or enforceability of the negative covenants contained in
Section 1 and Section 2, when taken together with the services required to be performed under Section 3, are in any way disputed at any time, a court or other trier of fact may modify and enforce the provisions thereof to the extent it believes to be reasonable under the circumstances existing at that time.

     5. DISPUTE RESOLUTION. In the event that BancFirst believes that Johnstone is in breach of this Agreement, then BancFirst shall give Johnstone notice thereof, setting forth the reasons for BancFirst's belief. Johnstone shall then have a period of ten (10) days from the date of such notice to respond to BancFirst setting forth the reasons, if any, why Johnstone believes he is not in breach of the Agreement. Following this ten-day period, if BancFirst still believes that Johnstone is in breach of the Agreement, and if there is clear and convincing evidence that Johnstone is in breach of this Agreement and reasonable persons would not disagree with that evidence, then BancFirst may proceed to enforce this Agreement with all rights and remedies available to BancFirst as provided by law. However, if following this ten-day period BancFirst still believes that Johnstone is in breach of this Agreement but the evidence is not clear and convincing and the facts indicate that reasonable persons may disagree as to whether Johnstone is in breach of the Agreement, then BancFirst shall have

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the right to require Johnstone to submit to binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

     6. PAYMENT TO JOHNSTONE. In consideration for Johnstone's agreement and services hereunder, BancFirst shall pay to Johnstone the sum of $1,250,000 cash as compensation, which shall be payable on the Acquisition Date. In the event of Johnstone's death, disability, or incapacity, no part of this payment shall be refundable.

     7. AGREEMENT CONTINGENT ON THE ACQUISITION. The parties agree that they shall have no obligation to each other under this Agreement unless and until (a) the Acquisition Date occurs and (b) BancFirst receives the opinion required by
Section 8 hereof.

     8. OPINION OF JOHNSTONE'S COUNSEL. Prior to the Acquisition Date, BancFirst shall receive an opinion of Johnstone's counsel to the effect that the payment provided for in Section 6 is not a "parachute payment" within the meaning of either Section 280G of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Service's Proposed Regulation Section 1-280G-1.

     9. NOTICES. Any notice either contemplated or required hereunder may be given either by letter addressed to either party and deposited postage prepaid, certified or registered mail, in the United States Post Office, or by personal delivery. Notice by personal delivery shall be deemed received on the first business day following the date of actual personal delivery.

     10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed as of the date first above written.

                             BANCFIRST, an Oklahoma banking corporation



                             By: /s/ David E. Rainbolt
                               --------------------------------
                               David E. Rainbolt, President
                               and Chief Executive Officer

                                 /s/ William O. Johnstone
                               --------------------------------
                               William O. Johnstone


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